Exhibit 10.2

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT is dated January 31, 2022, by and among Exelon Corporation (“Exelon”), a Pennsylvania corporation, by and on behalf of itself and each Affiliate of Exelon (as determined after the Distribution), and Constellation Energy Corporation, a Pennsylvania corporation and, immediately prior to the Distribution (as defined below), a direct, wholly-owned subsidiary of Exelon (“Constellation”), by and on behalf of itself and each Affiliate of Constellation (as determined after the Distribution). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Separation Agreement, dated January 31, 2022, by and between Exelon and Constellation (the “Separation Agreement”).

RECITALS

WHEREAS, Exelon is the common parent of an affiliated group whose includible corporations join in the filing of a consolidated U.S. federal income Tax Return (the “Exelon Federal Consolidated Group”);

WHEREAS, as of the date of this Agreement and immediately prior to the Distribution, Constellation is a subsidiary of Exelon and a member of the Exelon Federal Consolidated Group;

WHEREAS, the board of directors of Exelon has determined that it is advisable and in the best interests of Exelon and its shareholders to separate the Exelon Business and the Constellation Business, which separation shall be effected by Exelon contributing the Constellation Business to Constellation and then distributing the Constellation shares that it receives in exchange to Exelon’s shareholders on a pro rata basis, thereby causing Constellation to become a separate, publicly-traded company;

WHEREAS, it is the intention of the Parties that the Contribution (as defined below) and the Distribution together qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code;

WHEREAS, Exelon has received the IRS Ruling and the Tax Opinion (each as defined below), together substantially to the effect that the Distribution, together with certain related transactions, will qualify for tax-free treatment under Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS, in contemplation of the Contribution and the Distribution, Exelon and Constellation desire to set forth their agreement as to the rights and obligations of Exelon, Constellation, and their respective Affiliates with respect to the responsibility, handling and allocation of federal, state and local Taxes, and various other Tax matters.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants, and provisions of this Agreement, Exelon, Constellation, and their respective Affiliates (as determined after the Distribution) mutually covenant and agree as follows:

ARTICLE I
DEFINITIONS

“Active Business” means any trades or businesses conducted by Exelon or its Affiliates or Constellation or its Affiliates, as the case may be, that are relied upon, including the trades or businesses reflected in the Tax Opinion or the IRS Ruling, to satisfy Section 355(b) of the Code.

“Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Advisory Firm” has the meaning prescribed in Section 7.02.

“Affiliate” has the meaning set forth in the Separation Agreement.

“After Tax Amount” means any additional amount necessary to reflect (through a gross-up mechanism) the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes, such as state and local income Taxes), determined by using the highest marginal corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

“Agreement” means this Tax Matters Agreement, including any schedules, exhibits, and appendices attached hereto.

“Ancillary Agreement” has the meaning set forth in the Separation Agreement.

“ASC 740-10” means Financial Accounting Standard Board Accounting Standard Codification Subtopic 740-10, Income Taxes, including any amended or successor version.

“Attribute Issue” has the meaning prescribed in Section 5.03(b).

“Benefited Party” has the meaning prescribed in Section 2.06(c).

“Business Day” has the meaning set forth in the Separation Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Constellation” has the meaning set forth in the preamble.

“Constellation Allocable Audit Portion” means the amount of any additional Taxes due and payable that are attributable to a Pre-Distribution Period or the portion of a Straddle Period ending on the Distribution Date that were not reported on a Tax Return filed or provided to a Taxing Authority for such Pre-Distribution Period or Straddle Period, in each case to the extent such additional Taxes are attributable to any member of the Constellation Group. The determination of the amount of Taxes due and payable that are attributable to any member of the Constellation Group included in an Exelon Combined Group shall be made in a manner consistent with past practice of the Parties under the Prior Tax Sharing Agreement.

“Constellation Allocable Portion” means, with respect to a Tax Return filed or provided to a Taxing Authority after the Distribution Date for either a Pre-Distribution Period or Straddle Period, the positive amount (if any) of Taxes due and payable, after taking into account all prior payments, including estimated payments, for such Pre-Distribution Period or Straddle Period attributable to any member of the Constellation Group. The determination of the amount of Taxes due and payable that are attributable to any member of the Constellation Group included in an Exelon Combined Group shall be made in a manner consistent with past practice of the Parties under the Prior Tax Sharing Agreement.

“Constellation Business” has the meaning set forth in the Separation Agreement.

“Constellation Common Stock” has the meaning set forth in the Separation Agreement.

“Constellation Group” means Constellation and Affiliates of Constellation immediately after the Distribution, and entities that become Affiliates thereafter.

“Constellation Liabilities” has the meaning set forth in the Separation Agreement.

“Constellation Representation Letter” means an officer’s certificate in which certain representations, warranties, and covenants are made on behalf of Constellation and its Affiliates in connection with the issuance of the Tax Opinion.

“Constellation Separate Tax Return” means any Tax Return that is required under applicable Law to be filed by any member of the Constellation Group, and that does not include any member of the Exelon Group, for a Pre-Distribution Period or a Straddle Period, whether or not such Tax Return is timely filed.

“Constellation Tainting Act” has the meaning prescribed in Section 2.02(b)(i)(A).

“Constellation Tax Credit Carryforward” means Tax credits described in Schedule A.

“Contribution” means the transfers by Exelon of the assets described in Article II of the Separation Agreement to Constellation in exchange for (i) the assumption or incurrence, as applicable, by Constellation and certain of its Subsidiaries of the Constellation Liabilities, and (ii) the issuance by Constellation to Exelon of shares of Constellation Common Stock, all as more fully described in the Separation Agreement and the Ancillary Agreements.

“Deferred Tax Assets” means, as of a given date, the amount of deferred Tax benefits that would be recognized as assets on a business enterprise’s balance sheet computed in accordance with GAAP.

“Deferred Tax Liabilities” means, as of a given date, the amount of deferred Tax liabilities that would be recognized as liabilities on a business enterprise’s balance sheet computed in accordance with GAAP.

“Determination” means (i) any Final Determination, or (ii) the payment of Tax by a Party (or its Affiliate) that is responsible for payment of that Tax under applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority, as long as the responsible Party reasonably determines that no action should be taken to recoup that payment and the other Party agrees (such agreement not to be unreasonably withheld, conditioned or delayed).

“Dispute” has the meaning set forth in the Separation Agreement.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Effective Time” has the meaning set forth in the Separation Agreement.

“Employee Matters Agreement” has the meaning set forth in the Separation Agreement.

“Equity Award” means restricted stock, stock options, restricted stock units, deferred stock units, performance shares or any other equity-based compensation awards granted, awarded or otherwise paid to a service provider by Exelon or a member of the Constellation Group, as the case may be.

“Exelon” has the meaning set forth in the preamble.

“Exelon Business” has the meaning set forth in the Separation Agreement.

“Exelon Combined Group” means (i) the Exelon Federal Consolidated Group, (ii) any other group of Persons that (A) includes at least one member of the Exelon Group and (B) that files Tax Returns on a combined, consolidated, unitary or similar basis, and (iii) any Person or group of Persons whose items of income, gain, loss or deduction are reflected on a single Tax Return filed by a member of the Exelon Group by reason of one or more of such Persons being disregarded as a separate entity for U.S. federal or applicable state and local income tax purposes.

“Exelon Federal Consolidated Group” has the meaning set forth in the recitals.

“Exelon Group” means all entities that are Affiliates of Exelon immediately after the Distribution, and entities that become Affiliates thereafter.

“Exelon Representation Letter” means an officer’s certificate in which certain representations, warranties and covenants are made on behalf of Exelon and its Affiliates in connection with the issuance of the Tax Opinion.

“Exelon Tainting Act” has the meaning prescribed in Section 2.02(b)(i)(A).

“Final Determination” means the final resolution of liability for any Tax for a taxable period, including any related interest, penalties or other additions to tax, (i) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (ii) by a final settlement with the IRS, closing agreement or accepted offer in compromise under Section 7121 or Section 7122 of the Code, or comparable agreement under the Law of other jurisdictions, including a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870AD; (iii) by any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (iv) by any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“GAAP” means United States generally accepted accounting principles as in effect on the Distribution Date.

“Income Taxes” means any Taxes based upon, measured by, or calculated with respect to: (i) net income or profits or net receipts (including, but not limited to, any capital gains, minimum Tax or any Tax on items of Tax preference, but not including gross receipts, sales, use, real or personal property, transfer or similar Taxes) or (ii) multiple bases (including corporate or franchise, doing business and occupation taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i).

“Indemnified Party” has the meaning prescribed in Section 6.02.

“Indemnifying Party” has the meaning prescribed in Section 6.02.

“Interest Rate” means, with respect to any payment under this Agreement, a per-annum rate equal to the prime rate as published in The Wall Street Journal on the due date for such payment.

“IRS” means the United States Internal Revenue Service.

“IRS Ruling” means the private letter ruling issued to Exelon and addressing the tax consequences of any aspect of the Contribution or the Distribution.

“IRS Ruling Request” means the submission by Exelon to the IRS relating to the IRS Ruling, including any amendment or supplement to such IRS Ruling Request.

“Law” has the meaning set forth in the Separation Agreement.

“Liability Issue” has the meaning prescribed in Section 5.03(b).

“Non-Income Taxes” means any Taxes other than Income Taxes.

“Party” means each of Exelon and Constellation.

“Person” has the meaning set forth in the Separation Agreement.

“Post-Distribution Period” means any tax year or other taxable period beginning after the Distribution Date and, in the case of any Straddle Period, that part of the tax year or other taxable period that begins at the beginning of the day after the Distribution Date.

“Post-Distribution Ruling” has the meaning prescribed in Section 4.03(a).

“Pre-Distribution Period” means any tax year or other taxable period that ends on or before the Distribution Date and, in the case of any Straddle Period, that part of the tax year or other taxable period through the end of the day on the Distribution Date.

“Principal Ancillary Agreements” means the Employee Matters Agreement and the Transition Services Agreement.

“Prior Tax Sharing Agreement” means the Amended and Restated Tax Sharing Agreement dated as of September 1, 2010, by and between Exelon and certain of its Subsidiaries.

“Proposed Acquisition Transaction” means a transaction or series of transactions (i) as a result of which any of the Parties would merge or consolidate with any other Person, or (ii) as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise), from any of the Parties or any of their Affiliates and/or one or more holders of their stock, respectively, any amount of stock of any of the Parties that would, when combined with any other changes in ownership of the stock of such Party during the Restricted Period, result in a shift of more than 40% of (a) the value of all outstanding shares of stock of such Party as of the Distribution Date, or (b) the total combined voting power of all outstanding shares of voting stock of such Party as of the Distribution Date. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by a Party of, or the issuance of stock pursuant to, a stockholder rights plan or (ii) transactions that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services, including Equity Awards granted to employees of members of the Exelon Group or the Constellation Group) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether and to what extent a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization or other action resulting in a shift of voting power or any redemption or repurchase of shares of stock shall be treated as an indirect acquisition of shares of stock by the benefitted or non-exchanging stockholders. Notwithstanding the previous sentence, the effect of any such recapitalization, other action, or redemption or repurchase (directly or indirectly) of shares shall take into account any applicable IRS ruling received by one or more of the Parties with respect thereto. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by the Parties in good faith.

“Refund” has the meaning prescribed in Section 2.06(a).

“Relative Values” means the relative equity values of Exelon and Constellation determined in accordance with the following: (a) for Exelon, such value shall be determined by multiplying (i) the average value of Exelon’s common stock for the three Business Days following the Distribution Date, computed for each day by averaging the intraday high and intraday low trading price, by (ii) the total number of shares of Exelon common stock outstanding on such date, and (b) for Constellation, such value shall be determined by multiplying (i) the average value of the Constellation common stock for the three Business Days following the Distribution Date, computed for each day by averaging the intraday high and intraday low trading price, by (ii) the total number of shares of Constellation common stock outstanding on such date.

“Representation Letters” means the Exelon Representation Letter and the Constellation Representation Letter.

“Responsible Party” has the meaning prescribed in Section 5.03(a).

“Restricted Action” has the meaning prescribed in Section 4.03(a).

“Restricted Period” means the period beginning at the Effective Time and ending on the two-year anniversary of the day after the Distribution Date.

“Separation Agreement” has the meaning set forth in the preamble.

“Separation Taxes” means any federal, state, and local Income Tax imposed on or assessed against Exelon or the Exelon Combined Group in connection with the Contribution and Distribution that would not have been imposed or assessed had the Contribution and Distribution not occurred.

“Straddle Period” means any taxable period beginning on or before the Distribution Date and ending after the Distribution Date.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tainting Act” means any act, or failure or omission to act, by any Party (or any of its Subsidiaries) following the Distribution that results in any member of the Exelon Group or any member of the Constellation Group being responsible for Separation Taxes pursuant to a Final Determination, regardless of whether such act or failure or omission to act (i) is covered by a ruling from the IRS or an Unqualified Tax Opinion, or (ii) occurs during or after the Restricted Period.

“Tax” and “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any governmental entity or political subdivision thereof, and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

“Tax Attributes” means all federal, state and local Tax attributes, including but not limited to net operating losses, capital losses, tax credit carryovers, earnings and profits, overall foreign losses, previously taxed income, separate limitation losses, deductions or other comparable items, and assets basis, that could affect a Tax liability for a past or future taxable period.

“Tax Benefit” means any refund, credit, or other reduction in Tax payments otherwise required to be made to a Taxing Authority, including for the avoidance of doubt, any actual Tax savings if, as and when realized arising from a step-up in Tax basis or an increase in a Tax Attribute.

“Tax Controversy” has the meaning prescribed in Section 5.01(a).

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item (including the basis or adjusted basis of property) which increases or decreases Income Taxes paid or payable in any taxable period.

“Tax Opinion” means the opinion rendered by Sidley Austin LLP, with respect to certain Tax aspects of the Distribution.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form, filing, questionnaire or other document required to be filed with or otherwise provided to any Taxing Authority, including requests for extensions of time, filings made with estimated Tax payments, claims for Refund or amended returns, any related or supporting information or schedule attached thereto that may be filed or provided for any taxable period in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

“Tax-Free Status of the Transactions” means the tax-free treatment accorded to certain of the Transactions as set forth in the IRS Ruling and the Tax Opinion.

“Taxing Authority” means any national, municipal, governmental, state, federal or other body, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transactions” has the meaning set forth in the Separation Agreement.

“Transfer Taxes” has the meaning prescribed in Section 2.02(c).

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of an Advisory Firm, which Advisory Firm is reasonably acceptable to Exelon, to the effect that a transaction will not affect the Tax-Free Status of the Transactions.

ARTICLE II
RESPONSIBILITY FOR TAXES

2.01          Responsibility and Indemnification for Taxes.

(a)            From and after the Distribution Date, without duplication, each of Exelon and Constellation shall be responsible for, and shall pay its respective share of the liability for Taxes of Exelon, Constellation, and their respective Affiliates, as provided in this Agreement. Exelon and its Affiliates shall indemnify and hold harmless Constellation and its Affiliates from and against any Taxes for which Exelon is responsible pursuant to this Agreement, and Constellation and its Affiliates shall indemnify and hold harmless Exelon and its Affiliates from and against any Taxes for which Constellation is responsible pursuant to this Agreement.

(b)            Except as otherwise provided in this Agreement, all references to Taxes or Tax liabilities in this Agreement refer to the actual amounts of Taxes paid or due and do not apply to (i) the utilization, elimination, or adjustment of any Tax Attribute, or (ii) items or adjustments to items shown solely on a Party’s balance sheet or other financial statement. There shall be no adjustments, payments, or obligations among the Parties made pursuant to this Agreement for any gains or losses with respect to amounts shown on a Party’s balance sheet or other financial statements and not specifically allocated herein, including but not limited to ASC 740-10 reserves, Deferred Tax Assets, Deferred Tax Liabilities, and other Tax accounting entries.

(c)            Payments to Taxing Authorities and between the Parties, as the case may be, shall be made in accordance with the provisions of this Agreement.

2.02          Responsibility for Taxes.

(a)            Generally

(i)             Exelon.

Except as set forth in Sections 2.02(a)(ii), 2.02(b), 2.02(c), 2.05(b) or 5.01(b), Exelon shall be liable for and shall pay or cause to be paid the following Taxes:

(A)            Income Taxes (other than the Constellation Allocable Portion of such Income Taxes) due and payable in connection with Tax Returns for Pre-Distribution Periods and Straddle Periods that Exelon is required to file or cause to be filed pursuant to Section 3.01;

(B)            Income Taxes due and payable in connection with Tax Returns for Post-Distribution Periods (other than Straddle Periods) that Exelon is required to file or cause to be filed pursuant to Section 3.01; and

(C)            Non-Income Taxes (other than the Constellation Allocable Portion of such Non-Income Taxes) payable in connection with any other Tax Returns that Exelon is required to file or cause to be filed pursuant to Section 3.01.

(ii)            Constellation.

Except as set forth in Sections 2.02(b), 2.02(c), 2.05(b) or 5.01(b) Constellation shall be liable for and shall pay or cause to be paid the following Taxes:

(A)            Income Taxes due and payable in connection with Tax Returns for Pre-Distribution Periods and Straddle Periods that Constellation is required to file or cause to be filed pursuant to Section 3.01;

(B)            Income Taxes due and payable in connection with Tax Returns for Post-Distribution Periods (other than Straddle Periods) that Constellation is required to file or cause to be filed pursuant to Section 3.01;

(C)            Non-Income Taxes payable in connection with any other Tax Returns that Constellation is required to file or cause to be filed pursuant to Section 3.01;

(D)            the Constellation Allocable Portion of any Income Taxes or Non-Income Taxes payable in connection with Tax Returns for Pre-Distribution Periods and Straddle Periods that Exelon is required to file or cause to be filed pursuant to Section 3.01; and

(E)             the Constellation Allocable Audit Portion of any Income Taxes or Non-Income Taxes.

(iii)            Straddle Period Taxes. Subject to Section 2.04, the responsibility for any Tax incurred in a Straddle Period shall be allocated between the Pre-Distribution Period and the Post-Distribution Period as if the relevant Person or Persons closed its financial accounting records as of the Distribution Date and determined the Tax attributable to the Pre-Distribution Period by applying the method of tax accounting that has historically been used for the business of such Person or Persons.

(b)             Separation Taxes

(i)            In the event that Separation Taxes become due and payable to a Taxing Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:

(A)            if such Separation Taxes are attributable to a Tainting Act of any member of the Exelon Group or to a transaction after the Distribution Date involving the stock of any member of the Exelon Group (an “Exelon Tainting Act”), and are not also attributable to a Tainting Act of any member of the Constellation Group or to a transaction after the Distribution Date involving the stock of any member of the Constellation Group (a “Constellation Tainting Act”), then Exelon shall be responsible for such Separation Taxes;

(B)            if such Separation Taxes are attributable to a Constellation Tainting Act, and are not also attributable to an Exelon Tainting Act, then Constellation shall be responsible for such Separation Taxes;

(C)            if such Separation Taxes are attributable to both an Exelon Tainting Act and a Constellation Tainting Act, then such Separation Taxes shall be equitably apportioned between the Parties based upon their relative fault; provided that in the event the Parties cannot agree regarding their relative fault, the matter shall be resolved in accordance with Article VII; and

(ii)            if such Separation Taxes are not attributable to an Exelon Tainting Act or a Constellation Tainting Act, then such Separation Taxes shall be apportioned between the Parties based upon their Relative Values.

(c)            Transfer Taxes. Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, registration and other such similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement, the Separation Agreement or the Ancillary Agreements (“Transfer Taxes”) shall be paid 50% by Constellation and 50% by Exelon, and the Party required under applicable Law to file Tax Returns with respect to Transfer Taxes will file all necessary Tax Returns, and, if required by applicable Law, the non-preparing Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation; provided, however, that if the non-preparing Party fails to join in the execution of any such Tax Returns and other documentation, then the Party obligated to file such Tax Returns is authorized to execute such Tax Returns and other documentation on behalf of the non-preparing Party.

2.03          Timing Differences.

(a)            If pursuant to a Determination an Adjustment (i) increases the amount of liability for any Taxes for which a member of the Exelon Group is responsible hereunder and a Tax Benefit is made allowable to a member of the Constellation Group for any Post-Distribution Period, which Tax Benefit would not have arisen or been allowable but for such Adjustment, and which Tax Benefit reduces Taxes in respect of a Tax period for which any member of the Constellation Group is liable (and for which no member of the Exelon Group is liable) or (ii) increases the amount of liability for any Taxes for which a member of the Constellation Group is responsible hereunder and a Tax Benefit is made allowable to any member of the Exelon Group for any Pre-Distribution Period, which Tax Benefit would not have arisen or been allowable but for such Adjustment, and which Tax Benefit reduces Taxes in respect of a Tax period for which a member of the Exelon Group is liable (and for which no member of the Constellation Group is liable), then Constellation or Exelon, as the case may be, shall make a payment to either Exelon or Constellation, as appropriate, within forty-five (45) days of the date that such paying Party (or any member of the Exelon Group or Constellation Group, as applicable) actually receives such Tax Benefit (determined by comparing its Tax liability with and without the Tax consequences of the Adjustment), which payment shall not exceed the increase in the amount of liability for any Taxes resulting from such Adjustment, for which a member of the Exelon Group or Constellation Group, is responsible hereunder.

2.04          Allocation of Certain Income Taxes and Income Tax Items.

(a)            If Exelon, Constellation, or any of their respective Affiliates is permitted but not required under applicable federal, state, local or foreign Tax Laws to treat the Distribution Date as the last day of a taxable period, then, in accordance with Section 2.02(a)(iii), the Parties shall (or shall cause its Affiliates to) treat such day as the last day of a taxable period under such applicable Tax Law, and shall file or cause to be filed any elections necessary or appropriate to such treatment; provided that this Section 2.04(a) shall not be construed to require Exelon or Constellation to change its taxable year.

(b)            Tax Attributes arising in a Pre-Distribution Period shall be allocated to the Exelon Group and Constellation Group in accordance with principles set forth in the Prior Tax Sharing Agreement, unless otherwise required by the Code and Treasury Regulations (and any applicable state, local, and non-U.S. Laws). Exelon and Constellation shall jointly determine the allocation of such Tax Attributes arising in Pre-Distribution Periods as soon as reasonably practicable following the Distribution Date, and hereby agree to compute all Taxes for Post-Distribution Periods consistently with that determination unless otherwise required by a Determination.

(c)            The Parties agree that, in connection with the Distribution, Exelon’s current and accumulated earnings and profits will be allocated between Exelon and Constellation based on their relative fair market values at the time of the Distribution in accordance with Treasury Regulation § 1.312-10.

2.05          Treatment of Equity Awards and Compensatory Payments.

(a)            For all Post-Distribution Periods, solely the Party (or its Subsidiary) that then employs or engages the relevant individual or, if such individual is not then employed or engaged by a Party, the Party (or its Subsidiary) that most recently employed or engaged such individual, at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of the Equity Awards and all other nonqualified deferred compensation plans and Non-ERISA Benefit Arrangements described in Sections 3.3 and Article V the Employee Matters Agreement (“Other Compensatory Payments”), shall be entitled to claim any Income Tax deduction arising after the Distribution Date in respect of such Equity Awards and Other Compensatory Payments on its respective Tax Return.

(b)            The Party (or its Subsidiary) that claims the deduction described in Section 2.05(a) shall be responsible for all applicable Taxes (including withholding and excise taxes) and shall satisfy, or shall cause to be satisfied, all applicable Tax reporting obligations in respect of the Equity Awards and Other Compensatory Payments that gives rise to the deduction. The Parties shall cooperate (and shall cause their Subsidiaries to cooperate) so as to permit the Party (or Subsidiary thereof) claiming such deduction described in Section 2.05(a) to discharge any applicable Tax withholding and Tax reporting obligations, including the appointment of the Party claiming the deduction (or its Subsidiary) as the withholding and reporting agent if that Party (or any of its Subsidiaries) is not otherwise required or permitted to withhold and report under applicable Law.

2.06          Tax Refunds and Certain Tax Attributes.

(a)            Except as otherwise provided in this Article II, the benefit of any Tax credits, Tax Attributes, and any refund or credit of any overpayment of Taxes or estimated Tax liabilities (each, a “Refund”), including any corresponding benefit arising out of or related to any Tax liability that is the subject of this Agreement, will remain with the Party entitled to the benefit under applicable Tax Law. No payments shall be made between the Parties to account for such adjustment.

(b)            Except as provided in Section 2.07, Exelon shall be entitled to all Refunds for Taxes for which Exelon is responsible pursuant to Article II, and Constellation shall be entitled to (i) all Refunds for Taxes for which Constellation is responsible pursuant to Article II and (ii) the amount of any actual reduction in the cash Tax liability of Exelon or its Affiliates following the Distribution Date to the extent attributable to the utilization of Constellation Tax Credit Carryforwards. A Party receiving a Refund or the benefit of a Constellation Tax Credit Carryforward to which the other Party is entitled pursuant to this Agreement shall (x) notify the other Party within thirty (30) days of the Receipt of such Refund (or the reduction in any Tax payment as a result of any Constellation Tax Credit Carryforward) and (y) pay the amount to which such other Party is entitled within forty-five (45) days after the receipt of the Refund or the utilization of such Constellation Tax Credit Carryforward. Each Party shall cooperate in good faith to secure any Refunds for Taxes to which the other Party may be entitled; provided, however, that Exelon may, in its reasonable discretion, determine not to seek a Refund on behalf of Constellation if obtaining such Refund would require any member of the Exelon Group to file an amended Tax Return.

(c)            In the event of an Adjustment relating to Taxes for which one Party is responsible pursuant to Article II which would have given rise to a Refund but for an offset against the Taxes for which the other Party is or may be responsible pursuant to Article II (the “Benefited Party”), then the Benefited Party shall pay to the other Party, within forty-five (45) days of the Determination of such Adjustment an amount equal to the lesser of (i) the amount of such hypothetical Refund or (ii) the amount of such reduction in the Taxes of the Benefited Party, in each case, plus interest at the Interest Rate on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the payment date.

(d)            Notwithstanding Section 2.06(a), to the extent that a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 2.06, such Party shall pay such amount to the other Party no later than the due date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable.

(e)            To the extent that the amount of any Refund or Constellation Tax Credit Carryforward under this Section 2.06 or Section 2.07(b)(i), as applicable, is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction (together with any corresponding interest, penalties, or additions to Tax) shall be allocated to the Party to which such Refund or Constellation Tax Credit Carryforward was allocated pursuant to this Section 2.06 or Section 2.07(b)(i), as applicable, and an appropriate adjusting payment shall be made.

2.07          Carrybacks.

(a)            The carryback of any loss, credit, or other Tax Attribute from any Post-Distribution Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local, or non-U.S. Law).

(b)

(i)            Subject to Section 2.07(c) and (d), in the event that any member of the Constellation Group realizes any loss, credit, or other Tax Attribute in a Post-Distribution Period of such member, such member may elect to carry back such loss, credit, or other Tax Attribute to a Pre-Distribution Period or Straddle Period of Exelon. Exelon shall cooperate with Constellation and such member in seeking from the appropriate Taxing Authority any Refund that reasonably would result from such carryback (including by filing an amended Tax Return) at Constellation’s cost and expense; provided, however, that Exelon shall not be required to seek such Refund, and Constellation and such member shall not be permitted to seek or otherwise be entitled to such Refund, in each case to the extent that such Refund would reasonably be expected to materially adversely impact Exelon (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used), without the prior written consent of Exelon, which consent shall not be unreasonably withheld or delayed. Subject to the foregoing, Constellation (or such member) shall be entitled to any Refund realized by any member of the Exelon Group or the Constellation Group resulting from such carryback.

(ii)            Subject to Section 2.07(c) and (d), in the event that any member of the Exelon Group realizes any loss, credit or other Tax Attribute in a Post-Distribution Period of such member, such member may elect to carry back such loss, credit or other Tax Attribute to a Pre-Distribution Period or Straddle Period of such member. Constellation shall cooperate with Exelon and such member in seeking from the appropriate Taxing Authority any Refund that reasonably would result from such carryback (including by filing an amended Tax Return) at Exelon’s cost and expense; provided, however, that Constellation shall not be required to seek such Refund and Exelon and such member shall not be permitted to seek or otherwise be entitled to such Refund, in each case to the extent that such Refund would reasonably be expected to materially adversely impact Constellation (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used), without the prior written consent of Constellation, which consent shall not be unreasonably withheld or delayed. Subject to the foregoing, Exelon (or such member) shall be entitled to any Refund realized by any member of the Constellation Group or the Exelon Group resulting from such carryback.

(c)            Except as otherwise provided by applicable Law, if any loss, credit or other Tax Attribute of the Exelon Business and the Constellation Business both would be eligible to be carried back or carried forward to the same Pre-Distribution Period (had such carryback been the only carryback to such taxable period), any Refund resulting therefrom shall be allocated between Exelon and Constellation proportionately based on the relative amounts of the Refunds to which the Exelon Business and the Constellation Business, respectively, would have been entitled had such carryback been the only carryback to such taxable period.

(d)            To the extent the amount of any Refund under this Section 2.07 is later reduced by a Taxing Authority or a Tax Proceeding, such reduction (together with any corresponding interest, penalties, or additions to Tax) shall be allocated to the Party to which such Refund was allocated pursuant to this Section 2.07, and an appropriate adjusting payment shall be made.

2.08         Protective Section 336(e) Elections.

(a)            Exelon and Constellation shall make a protective election with respect to Constellation under Section 336(e) of the Code (and any similar election under state or local Law) with respect to the Distribution in accordance with Treasury Regulations Section 1.336-2(h) and (j) (and any applicable provisions under state and local Law) and shall fully cooperate in the timely completion and/or filings of such elections and any related filings or procedures (including filing or amending any Tax Returns to implement an election that becomes effective). This Section 2.08(a) is intended to constitute a binding, written agreement to make an election under Section 336(e) of the Code with respect to the Distribution.

(b)            Notwithstanding anything to the contrary herein, in the event that the election contemplated in Section 2.08(a) is made and becomes effective, then the Parties shall share in any Tax Benefit derived as a result of such election in accordance with the Parties’ relative responsibility for such Taxes under this Article II, and payments shall be made between the Parties, if necessary.

(c)            Exelon and Constellation shall cooperate in good faith in order to determine whether to make a protective election under Section 336(e) of the Code (and any similar election under state or local Law) with respect to any subsidiary of Constellation in accordance with Treasury Regulations Section 1.336-2(h) and (j) (and any applicable provisions under state and local Law).

ARTICLE III
TAX RETURNS AND INFORMATION EXCHANGE

3.01          Tax Return Preparation Responsibility; Payment of Taxes Shown Thereon.

(a)            Except as provided in Section 3.01(b), Exelon shall prepare and timely file all Tax Returns for Pre-Distribution Periods for Exelon and its Affiliates, including Constellation and its Affiliates, and all Tax Returns for Straddle Periods for all members of the Exelon Group. In connection with each Tax Return that is required under this Agreement to be filed by Exelon for Pre-Distribution Periods or Straddle Periods, Constellation shall timely furnish to Exelon such Tax information and documents as Exelon may reasonably request.

(b)            Constellation and its Affiliates shall prepare and timely file all Constellation Separate Tax Returns, including any such Tax Return with respect to a Pre-Distribution Period. If any Constellation Separate Tax Return relates in whole or in part to any Pre-Distribution Period, Constellation shall provide Exelon with a copy of such Tax Return at least sixty (60) days prior to its due date. Exelon shall notify Constellation of any disagreement within twenty (20) days of Exelon’s receipt of such Tax Return. Any dispute shall be resolved pursuant to the procedures provided by this Agreement.

(c)            Except at the written direction of Exelon or to the extent permitted pursuant to Section 2.07, after the date of the Distribution, Constellation shall not file (or allow any Affiliate of Constellation to file) any amended Tax Return or Refund claim for any Pre-Distribution Periods.

(d)            Exelon (and its Affiliates) shall be responsible for remitting payment of any Taxes shown on a Tax Return which Exelon (or any of its Affiliates) is responsible for filing pursuant to this Agreement. Constellation (and its Affiliates) shall be responsible for remitting payment of any Taxes shown on a Tax Return which Constellation (or any of its Affiliates) is responsible for filing pursuant to this Agreement.

(e)            If Exelon (or any of its Affiliates) remits a Tax payment, but Constellation (or any of its Affiliates) is responsible pursuant to Article II for all or a portion of the Tax shown on the applicable Tax Return, then Constellation shall timely pay to Exelon that portion of the Tax for which Constellation (or any of its Affiliates) is responsible. Such payments shall be requested and made in accordance with the notice and payment provisions contained in Article VI. Nothing in this Section 3.01 shall affect the allocation of responsibility for Taxes as set forth in Article II.

3.02          Certain Items Related to Tax Return Preparation.

(a)            All Tax Returns relating to a Pre-Distribution Period shall be prepared and filed by the specified party in a manner consistent with past Tax reporting practices of the Exelon Group or the Constellation Group, as applicable.

(b)            Unless otherwise required by a Taxing Authority, the Parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with this Agreement, the Separation Agreement, the Principal Ancillary Agreements, applicable Law, the Tax Opinion, any Representation Letter, the IRS Ruling, and the IRS Ruling Request. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such Tax Returns under this Agreement; provided, however, that if a Tax Return is to be signed by an officer of an entity different from the party responsible for filing such Tax Return, the appropriate Party shall have (or cause its Affiliate to have) the appropriate officer sign such Tax Return promptly after presentation thereof for signature.

(c)            Except as otherwise specifically provided for in this Agreement (including Section 2.06 and Sections 3.02(a) and (b)), each Party shall have the exclusive right, in its reasonable discretion, with respect to any Tax Return for which it is responsible for the filing thereof pursuant to this Agreement, to determine (i) the manner in which such Tax Return shall be prepared and filed, including the accounting methods, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported; (ii) whether any extensions may be requested; (iii) the election(s) that will be made by Exelon, Constellation, or any of their Affiliates on such Tax Return; (iv) whether any amended Tax Return shall be filed; (v) whether any claim for Refund shall be made; (vi) whether any Refund shall be paid by way of refund or credited against any liability for the related Tax; and (vii) whether to retain outside firms to prepare or review such Tax Returns.

(d)            Exelon shall advise Constellation within five (5) Business Days of the filing of any amended Tax Return relating to the Exelon Combined Group for a Pre-Distribution Period if such amended Tax Return could reasonably be expected to affect any Tax Attribute of any member of the Constellation Group for any Post-Distribution Period.

(e)            Nothing in this Agreement shall be construed as a guarantee or representation of the existence or amount of any loss, credit, carryforward, basis, or other Tax Item or Tax Attribute, whether past, present, or future, of Exelon, Constellation, or their respective Affiliates.

ARTICLE IV
TAX TREATMENT OF THE DISTRIBUTION

4.01          Representations.

(a)            Constellation. Constellation hereby represents and warrants to Exelon as of the date hereof and as of the Distribution Date as follows:

(i)            Tax-Free Status. Constellation has no plan or intention of taking any action, or failing or omitting to take any action, or knows of any circumstance, that could reasonably be expected to (i) cause the Contribution and the Distribution to fail to qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code or (ii) cause any representation or factual statement made in this Agreement, the Separation Agreement, the Principal Ancillary Agreements, the Tax Opinion, the IRS Ruling, or any Constellation Representation Letter, as applicable, to be untrue in a manner that would have an adverse effect on the qualification of the Contribution and the Distribution as a reorganization within the meaning of Sections 368(a) (1)(D) and 355 of the Code or the tax treatment described in the Tax Opinion or the IRS Ruling.

(ii)             Plan or Series of Related Transactions.

(A)            To the knowledge of Constellation and the management of Constellation, neither the Distribution nor any related transactions are part of a plan (or series of related transactions) pursuant to which a Person will acquire directly or indirectly stock representing a 50% or greater interest (within the meaning of Sections 355(d) and (e) of the Code) in Constellation or any successor to Constellation.

(B)            Constellation has no plan or intention to participate in, facilitate, undertake, or otherwise permit any acquisition of Constellation after the Distribution pursuant to which a direct or indirect acquisition of stock of Constellation would occur, which would result in a direct or indirect acquisition of stock representing a 50% or greater interest (within the meaning of Sections 355(d) and 355(e) of the Code) in Constellation or any successor to Constellation.

(C)            Constellation and its Affiliates have no plan or intention to redeem, purchase, or otherwise reacquire 20% or more of the capital stock of Constellation in one or more transactions following the Distribution Date.

(D)            Constellation and its Affiliates have no plan or intention to (i) sell, exchange, distribute, or otherwise dispose of, directly or indirectly, other than in the ordinary course of business, all or a substantial part of the assets of any Active Business; (ii) discontinue or cause to be discontinued the active conduct of any Active Business; or (iii) cause the occurrence of any restructuring pursuant to which Constellation ceases to be treated as conducting any Active Business.

(b)             Exelon. Exelon hereby represents and warrants to Constellation as of the date hereof and as of the Distribution Date as follows:

(i)            Tax-Free Status. Exelon has examined the IRS Ruling, each IRS Ruling Request, the Tax Opinion and any other materials delivered or deliverable in connection with the rendering of the Tax Opinion, and Exelon has no plan or intention of taking any action, or failing or omitting to take any action, or knows of any circumstance, that could reasonably be expected to (i) cause the Contribution and the Distribution to fail to qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code, or (ii) cause any representation or factual statement made in the Separation Agreement, this Agreement, the other Ancillary Agreements, the Tax Opinion, or any Exelon Representation Letter, as applicable, to be untrue in a manner that would have an adverse effect on the qualification of the Contribution and the Distribution as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code or the tax treatment described in the Tax Opinion or the IRS Ruling.

(ii)            Plan or Series of Related Transactions.

(A)            To the knowledge of Exelon and the management of Exelon, neither the Distribution nor any related transactions are part of a plan (or series of related transactions) pursuant to which a Person will acquire directly or indirectly stock representing a 50% or greater interest (within the meaning of Sections 355(d) and (e) of the Code) in Exelon or any successor to Exelon.

(B)            Exelon has no plan or intention to participate in, facilitate, undertake or otherwise permit any acquisition of Exelon after the Distribution pursuant to which a direct or indirect acquisition of stock of Exelon would occur, which would result in a direct or indirect acquisition of stock representing a 50% or greater interest (within the meaning of Sections 355(d) and 355(e) of the Code) in Exelon or any successor to Exelon.

(C)            Exelon and its Affiliates have no plan or intention to redeem, purchase or otherwise acquire 20% or more of Exelon’s capital stock in one or more transactions following the Distribution Date.

(D)            Exelon and its Affiliates have no plan or intention to (i) sell, exchange, distribute, or otherwise dispose of, directly or indirectly, other than in the ordinary course of business, all or a substantial part of the assets of any Active Business; (ii) discontinue or cause to be discontinued the active conduct of any Active Business; or (iii) cause the occurrence of any restructuring pursuant to which Exelon ceases to be treated as conducting any Active Business.

4.02          Covenants.

(a)            The Parties shall not, and shall cause their Affiliates not to, take any action or fail to take any action, where such action or failure would be inconsistent with or have an adverse effect on the qualification of the Contribution and the Distribution as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code or the tax treatment described in the Tax Opinion or the IRS Ruling.

(b)            Actions Consistent with Representations and Covenants.

(i)            Constellation shall not, and shall not permit any of its Affiliates to, take any action or fail to take any action, where such action or failure to act would be inconsistent with or cause to be materially untrue any material, information, covenant, or representation in the Separation Agreement, this Agreement, the other Ancillary Agreements, the Tax Opinion, the IRS Ruling, the IRS Ruling Request or any Constellation Representation Letter.

(ii)           Exelon shall not, and shall not permit any of its Affiliates to, take any action or fail to take any action, where such action or failure to act would be inconsistent with or cause to be materially untrue any material, information, covenant, or representation in the Separation Agreement, this Agreement, the other Ancillary Agreements, the Tax Opinion, the IRS Ruling, the IRS Ruling Request, or any Exelon Representation Letter.

(c)            Notwithstanding anything herein to the contrary, but subject to Section 4.03(a), during the Restricted Period, Constellation shall not (and shall not allow any of its subsidiaries or Affiliates to):

(i)            allow any Proposed Acquisition Transaction to occur;

(ii)           merge or consolidate with any other Person or dissolve, liquidate or partially liquidate (other than a wholly owned subsidiary of Constellation merging or consolidating with Constellation or another wholly owned subsidiary of Constellation);

(iii)          approve or allow the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of any Active Business conducted by Constellation or its Affiliates, as applicable;

(iv)          sell or otherwise dispose of more than 40% of its consolidated gross or net assets or allow the sale or other disposition (to an Affiliate or otherwise) of more than 40% of the consolidated gross or net assets of Constellation (in each case, excluding sales in the ordinary course of business, sales the net cash proceeds (taking into account any Taxes payable) of which are reinvested in other assets (including pursuant to an exchange under Section 1031 of the Code) and sales the net cash proceeds (taking into account any Taxes payable) of which are used to repay indebtedness, and measured based on fair market values as of the date of the Distribution or other transaction);

(v)           amend its certificate of incorporation or take any similar action that affects the rights of stockholders under the certificate of incorporation;

(vi)          purchase, directly or through any Affiliate, any of its outstanding stock after the Distribution, other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48);

(vii)         take any action or fail to take any action, or permit any of its Affiliates to take any action or fail to take any action, that is inconsistent with the representations and covenants made in the Representation Letters, or that is inconsistent with the Tax Opinion; nor

(viii)        enter into an arrangement or agreement to do any of the foregoing.

4.03          Procedures Regarding Opinions.

(a)            Constellation shall be permitted to take or allow the actions described in Section 4.02 (each, a “Restricted Action”) if, prior to taking or allowing any such Restricted Action, Constellation shall (1) have received written consent from Exelon, which consent may be withheld in the sole discretion of Exelon, (2) have received a favorable private letter ruling from the IRS that confirms that such Restricted Action will not, when considered together with any other relevant transactions, result in Separation Taxes (a “Post-Distribution Ruling”), in form and substance satisfactory to Exelon in its discretion, which discretion shall be reasonably exercised in good faith solely to ensure that the Restricted Action does not result in the imposition on either Party, or responsibility for payment by either Party, of Separation Taxes or (3) have received an Unqualified Tax Opinion that confirms that such Restricted Action will not result in Separation Taxes, when considered together with any other relevant transactions, in form and substance satisfactory to Exelon in its discretion, which discretion shall be reasonably exercised in good faith solely to ensure that the Restricted Action does not result in the imposition on either Party, or responsibility for payment by either Party, of Separation Taxes. Constellation shall provide a copy of the Post-Distribution Ruling or the Unqualified Tax Opinion described in this Section 4.03(a) to Exelon as soon as practicable prior to taking or failing to take any Restricted Action. Exelon’s evaluation and approval of such Post-Distribution Ruling or Unqualified Tax Opinion shall not be unreasonably withheld or delayed; provided, however, that Exelon’s evaluation of such Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion. Constellation shall bear all costs and expenses of requesting and securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse Exelon for all reasonable out-of-pocket costs and expenses that Exelon may incur in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion.

(b)            If Constellation notifies Exelon that it desires to take or permit a Restricted Action, Exelon shall reasonably cooperate with Constellation and use its commercially reasonable efforts to seek to obtain, as expeditiously as possible, a Post-Distribution Ruling or an Unqualified Tax Opinion for the purpose of permitting Constellation to take the Restricted Action unless Exelon shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion. If such a Post-Distribution Ruling is to be sought, Exelon shall apply for such ruling and Exelon and Constellation shall jointly control the process of obtaining such ruling. In no event shall Exelon be required to file any ruling request under this Section 4.03 unless Constellation represents that (i) it has reviewed such ruling request, and (ii) all information and representations, if any, relating to any member of the Constellation Group, contained in such ruling request documents are (subject to any qualifications therein) true, correct, and complete. Constellation shall reimburse Exelon for all costs and expenses incurred by the Exelon Group in applying for and obtaining a Post-Distribution Ruling or an Unqualified Tax Opinion requested by Constellation within forty-five (45) days after receiving any invoice from Exelon therefor.

(c)            If Exelon requests a Post-Distribution Ruling or other guidance pursuant to Section 4.03: (A) Exelon shall keep Constellation reasonably informed in a timely manner of all material actions taken or proposed to be taken by Exelon in connection therewith; (B) Exelon shall (i) reasonably in advance of the submission of any documents relating to the ruling provide Constellation with a draft thereof, (ii) reasonably consider Constellation’s comments to such draft, (iii) provide Constellation with a final copy of any documents relating to the ruling, (iv) provide Constellation with notice reasonably in advance of, and Constellation shall have the right to attend, any meetings with the Taxing Authority (subject to the approval of the Taxing Authority) that relate to such ruling, and (v) provide Constellation with a copy of such ruling.

4.04          Enforcement. The Parties acknowledge that irreparable harm would occur in the event that any of the provisions of this Article IV were not performed in accordance with their specific terms or were otherwise breached. The Parties agree that, in order to preserve the qualification of the Contribution and the Distribution as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code, injunctive relief is appropriate to prevent any violation of the foregoing covenants; provided, however, that injunctive relief shall not be the exclusive legal or equitable remedy for any such violation.

ARTICLE V
COOPERATION AND EXCHANGE OF INFORMATION

5.01          Cooperation.

(a)            Notwithstanding anything to the contrary in the Separation Agreement or the Ancillary Agreements, Exelon and Constellation shall cooperate (and shall cause each of their respective Affiliates to cooperate) fully at such time and to the extent reasonably requested by the other Party in connection with the preparation and filing of any Tax Return or the conduct of any Tax Controversy, including any audit, protest, or claim for Refund, competent authority proceeding, or litigation in Tax court or any other court of competent jurisdiction (a “Tax Controversy”) (including providing a power of attorney) concerning any issues or any other matter contemplated under this Agreement or otherwise as reasonably requested by the other Party. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

(b)            Notwithstanding anything to the contrary in this Agreement, if a Party materially fails to comply with any of its obligations set forth in this Section 5.01, upon reasonable request and notice by the other Party, the non-performing Party shall (i) reimburse the other Party for any internal or incremental costs incurred by such other Party in having its employees or agents view or obtain such material, and (ii) to the extent such failure results in the imposition of additional Taxes or the inability to obtain a Refund, be liable in full for such additional Taxes or failure to obtain a Refund.

5.02          Retention of Records.

(a)            The Parties and their Affiliates shall retain and provide to one another on demand books, records, documentation, information, or other materials (including computer data) relating to any Tax Return, or any supplemental information necessary or reasonably helpful to support any position taken therein until the later of (x) the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof) or (y) in the event any claim has been made under this Agreement for which such information is relevant, the occurrence of a Final Determination with respect to such claim.

(b)            The Parties shall retain and make available to one another and to Taxing Authority, records and documentation that specifically include information regarding the amount, basis, and fair market value of all assets exchanged in the Contribution, and relevant facts regarding any liabilities assumed or extinguished as part of Contribution, pursuant to Treasury Regulation Section 1.355-5(d).

(c)            If at any time after the Distribution Date a Party proposes to destroy materials or information required to be retained pursuant to Section 5.02(a), it shall first notify the other Party in writing and such other Party shall be entitled to receive such materials or information proposed to be destroyed if such materials or information relate to the other Party or any of its Affiliates or any assets held by the other Party’s or any of its Affiliates.

5.03          Contest Provisions.

(a)            The Party responsible for Taxes under Article II (the “Responsible Party”) shall, with respect to a Tax Return, have the exclusive right to control, contest and represent the interests of Exelon, Constellation, and their respective Affiliates in any Tax Controversy related to such Tax Return; provided, however, that Exelon shall in all events be the Responsible Party with respect to any Tax Return reflecting Separation Taxes. Such right to control shall include the right, in the Responsible Party’s reasonable discretion, to waive or extend any statute of limitations in connection with any Tax Controversy and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Controversy; provided, however, that (i) at the request of Exelon or at Constellation’s option, Constellation shall have the right, at its own expense, to reasonably participate (to the extent allowed by Law) in the contest of a Tax Controversy relating to Separation Taxes and Taxes described in Sections 2.02(a)(i)(A) and (C) and (ii) at Exelon’s option, Exelon shall have the right, at its own expense, to reasonably participate (to the extent allowed by Law) in the contest of a Tax Controversy relating to Taxes described in Sections 2.02(a)(ii)(A).

(b)            Exelon shall use reasonable efforts to keep Constellation advised as to the status of Tax Controversies involving (i) any issue that relates to a Tax of any member of the Constellation Group or that could reasonably be expected to give rise to a liability of Constellation or any of its Affiliates under this Agreement (in each case, a “Liability Issue”) or (ii) that could reasonably be expected to affect any Tax Attribute of any member of the Constellation Group for any Post-Distribution Period (an “Attribute Issue”). Exelon shall promptly furnish to Constellation copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial, or other governmental authority concerning any Liability Issue or Attribute Issue pertaining to Constellation. Exelon shall use reasonable efforts to provide the information described in this Section 5.03(b) to Constellation no later than ten (10) Business Days after becoming aware of, or in possession of, such information.

(c)            Except as otherwise set forth in Section 5.03(a), any costs and expenses incurred by a Responsible Party in connection with a Tax Controversy shall be borne solely by the Responsible Party; provided, however, that Constellation shall reimburse Exelon for its share of any reasonable third party costs and expenses borne by Exelon or its Affiliates in connection with Tax Controversies relating to Taxes described in Section 2.02(a)(i)(A) and (C). For purposes of this Section 5.03(c), Constellation’s share of third party costs and expenses shall be determined by reference to the Constellation Allocable Audit Portion of the total amount Taxes due as a result of such Tax Controversy.

5.04          Reasonable Participation; Information Sharing.

(a)            In the event that Constellation elects or is required to participate in the defense of a Tax Controversy pursuant to Section 5.03(a), Exelon shall (i) provide Constellation with notice at least ten (10) Business Days in advance of any proceeding relating to such Tax Controversy, and (ii) consult in good faith with Constellation on the resolution of the Tax Controversy and on any written submissions in connection with such Tax Controversy.

(b)            Exelon shall advise Constellation in the event that Exelon reasonably determines that a Determination of Tax relating to the Exelon Combined Group may affect any Liability Issue or Attribute Issue within five (5) Business Days after such Determination.

5.05          Information for Shareholders.

(a)            Exelon shall provide each shareholder that receives Constellation stock pursuant to the Distribution with the information necessary for such shareholder to comply with the requirements of Section 355 of the Code and the Treasury Regulations thereunder with respect to statements that such shareholders must file with their federal income Tax Returns demonstrating the applicability of Section 355 of the Code to the Distribution.

(b)            Exelon shall make available on its website the information required by Section 6045B of the Code with respect to the effect of the Distribution on the basis of Exelon and Constellation stock in the hands of a U.S. taxpayer.

ARTICLE VI
INDEMNITY OBLIGATIONS AND PAYMENTS

6.01          Indemnity Obligations. In addition to the obligations set forth in Article II,

(a)            The Exelon Group shall indemnify and hold harmless Constellation and any member of the Constellation Group from and against any liability, cost, or expense, including, without limitation, any fine, penalty, interest, charge, or accountant’s fee, arising out of fraudulent or negligent preparation of any Tax Return or claim for Refund filed by Exelon or any of its Affiliates for any period during which Constellation or any member of the Constellation Group was or has been a member of the Exelon Combined Group, or arising out of the untimely provision of information required to be provided under this Agreement.

(b)            The Constellation Group shall indemnify and hold harmless Exelon and any member of the Exelon Group from and against any liability, cost, or expenses, including, without limitation, any fine, penalty, interest, charge, or accountant’s fee, arising out of fraudulent or negligent information, workpapers, documents, and other items prepared by Constellation or any Affiliate of Constellation used in the preparation of any Tax Return or claim for Refund filed by Exelon or any Affiliate of Exelon for any period during which Constellation or any Affiliate of Constellation was or has been a member of the Exelon Combined Group, or arising out of the untimely provision of information required to be provided under this Agreement.

6.02          Notice. A Party making a claim for indemnification under this Agreement (the “Indemnified Party”) shall provide the Party from whom such indemnification is sought (the “Indemnifying Party”) with written notice of such claim describing such claim in reasonable detail and accompanied by reasonable documentation supporting such claim no later than twenty (20) calendar days after the Indemnified Party (i) files a Tax Return reporting Taxes due which are subject to reimbursement, or (ii) receives written notice from any Taxing Authority with respect to a Final Determination of Taxes that may be subject to indemnification under this Agreement; provided, however, that in the event that timely notice is not provided, the Indemnifying Party shall be relieved of its obligation to indemnify the Indemnified Party only to the extent that such delay results in actual increased costs or actual prejudice.

6.03          Payment. In the event that the Indemnifying Party is required to make a payment to the Indemnified Party pursuant to this Agreement, then to the extent not otherwise provided for in this Agreement or in the Separation Agreement, such payment shall be made according to this Section 6.03.

(a)            All payments shall be made to the Indemnified Party or to the appropriate Taxing Authority as specified by the Indemnified Party within the time prescribed for such payment in this Agreement, or if no period is prescribed, within twenty (20) calendar days after delivery of written notice of payment owing together with a computation of the amounts due.

(b)            Unless otherwise required by any Final Determination, the Parties agree that any payment made by one Party to the other Party (other than payments of interest and payment of After Tax Amounts pursuant to Section 6.03(c)) pursuant to this Agreement shall be treated for all Tax purposes as payments with respect to stock (dividend distributions or capital contributions, as the case may be) made immediately prior to the Distribution.

(c)            If it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest) is subject to any Tax, the Party making such payment shall be liable for (i) the After Tax Amount with respect to such payment, and (ii) interest at the Interest Rate on the amount of such Tax from the date such Tax is due through the date of payment of such After Tax Amount. The Party making a demand for payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall (i) separately specify and compute such After Tax Amount and (ii) make the demand for the After Tax Amount no later than 90 days following the demand for the payment to which such After Tax Amount relates.

(d)            Any payment that is required to be made pursuant to this Agreement (i) by Constellation (or an Affiliate of Constellation) to Exelon (or an Affiliate of Exelon), or (ii) by Exelon (or an Affiliate of Exelon) to Constellation (or an Affiliate of Constellation), that is not made on or prior to the date that such payment is required to be made pursuant to this Agreement shall thereafter bear interest at the Interest Rate.

ARTICLE VII
DISPUTE RESOLUTION

7.01          Dispute Resolution. All disputes, controversies, or claims arising under or in connection with this Agreement (including any dispute, controversy, or claim relating to the breach, termination, or validity thereof) between or among any of Exelon or its Affiliates and Constellation or its Affiliates shall be governed by Article X of the Separation Agreement or the procedures set forth in Section 7.02 as determined by the Parties. If the Parties cannot agree as to which procedure will govern such dispute, such dispute shall be resolved pursuant to Article X of the Separation Agreement. Each Party agrees that the procedures set forth in Article X of the Separation Agreement or Section 7.02, as applicable pursuant to this Section 7.01, shall be the sole and exclusive remedy in connection with any dispute, controversy, or claim relating to any of the foregoing matters.

7.02          Procedures. With respect to any dispute governed by this Section 7.02, the Parties shall mutually appoint (i) a “big four” accounting firm, (ii) a law firm that is nationally recognized as being expert in Tax matters, or (iii) any other accounting firm that is nationally recognized as being an expert in Tax matters (the “Advisory Firm”) to resolve such dispute. In this regard, the Advisory Firm shall make determinations with respect to the disputed items based solely on representations made by Exelon and Constellation and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Advisory Firm to attempt to resolve all disputes no later than sixty (60) days after the submission of such dispute to the Advisory Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Advisory Firm with respect thereto shall, absent fraud or manifest error, be final and conclusive and binding on the Parties. The Advisory Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the past practices of Exelon and its Affiliates, except as otherwise required by applicable Law. The Parties shall require the Advisory Firm to render all determinations in writing to each of the Parties and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Advisory Firm shall be paid by the non-prevailing Party. In any action to enforce the final determination of the Advisory Firm, each of the Parties irrevocably and unconditionally (i) consents and submits to the jurisdiction and venue of the courts of the State of Delaware and the federal courts of the United States of America located within the State of Delaware (the “Delaware Courts”); (ii) waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Delaware Court; (iii) consents to service of process in the manner provided by Section 8.05 (other than delivery by e-mail) or in any other manner permitted by law; and (iv) WAIVES ANY RIGHT TO TRIAL BY JURY.

7.03          Arbitration. In order to facilitate the comprehensive resolution of related disputes, all claims between any of the parties to a Dispute that arises under or in connection with both this Agreement, on the one hand, and the Separation Agreement and/or the other Ancillary Agreements, on the other hand, may be brought in a single arbitration in accordance with this Section 7.03. Upon the written request of any party to an arbitration proceeding constituted under both this Agreement, on the one hand, and the Separation Agreement and/or the other Ancillary Agreements, on the other hand, the arbitral tribunal shall consolidate such arbitration proceeding with any other arbitration proceeding relating to this Agreement, on the one hand and the Separation Agreement and/or the other Ancillary Agreements, on the other hand, if the arbitral tribunal determines that (i) there are issues of fact or Law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party to the Dispute would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitral tribunal constituted hereunder and another arbitral tribunal constituted under this Agreement, on the one hand, and the Separation Agreement and/or the other Ancillary Agreements, on the other hand, the ruling of the arbitral tribunal constituted first in time shall control, and such arbitral tribunal shall serve as the tribunal for any consolidated arbitration.

7.04          Dispute. In the event of a Dispute, each party to the Dispute shall continue to perform its obligations under the Separation Agreement, this Agreement, and the other Ancillary Agreements in good faith during the resolution of such Dispute as if such Dispute had not arisen, unless and until the Separation Agreement, this Agreement, or the other Ancillary Agreements, as applicable, are terminated in accordance with their respective provisions.

ARTICLE VIII
MISCELLANEOUS

8.01          Incorporation by Reference. The following sections of the Separation Agreement are hereby incorporated in this Agreement by reference to the extent not inconsistent with any of the provisions set forth in this Agreement: Section 8.7 (Confidentiality); Section 8.8 (Privileged Matters); Section 12.3 (Amendments and Waivers); Section 12.4 (Entire Agreement); Section 12.5 (Survival of Agreements); Section 12.9 (Counterparts; Electronic Delivery); Section 12.10 (Severability); Section 12.11 (Assignability; Binding Effect); Section 12.12 (Governing Law); Section 12.13 (Construction); Section 12.14 (Performance); Section 12.15 (Title and Headings); and Section 12.16 (Schedules and Exhibits).

8.02          Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of Exelon, Constellation, and their respective Affiliates, and nothing herein, express or implied, is intended to or shall confer upon any third parties any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

8.03          Effectiveness. This Agreement shall become effective on the Distribution Date.

8.04          Changes in Law. Any reference to a provision of the Code, Treasury Regulations, or a Law of another jurisdiction shall include a reference to any applicable successor provision or Law. If, due to any change in applicable Law or regulations or their interpretation by any court of Law or other governing body having jurisdiction subsequent to the date specified in the preamble to this Agreement, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the Parties shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

8.05          Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party (as updated from time to time by notice in writing to the other Party):

(a)            If to Exelon, at:

Exelon Corporation
10 S. Dearborn St.

Chicago, IL 60603
Attention: General Counsel
Email: gayle.littleton@exeloncorp.com

(b)            If to Constellation, at:

Constellation Energy Corporation

1310 Point Street

Baltimore, MD 21231

Attention: General Counsel

Email: david.dardis@constellation.com

8.06          Joint and Several Liability. Constellation and each Affiliate of Constellation shall have joint and several liability for any obligation of Constellation or an Affiliate of Constellation arising pursuant to this Agreement. Exelon and each Affiliate of Exelon (other than any such Affiliate that is a utility or direct or indirect subsidiary thereof) shall have joint and several liability for any obligation of Exelon or an Affiliate of Exelon arising pursuant to this Agreement.

8.07          Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between any member of the Constellation Group, on the one hand, and any member of the Exelon Group, on the other hand (other than the Separation Agreement, this Agreement, or any other Ancillary Agreement), shall be or shall have been terminated as of the Effective Time and, after the Effective Time, none of such Parties (or their respective Subsidiaries) to any such Tax sharing, indemnification or similar agreement shall have any further rights or obligations under any such agreement.

8.08          Expenses. Unless otherwise expressly provided in this Agreement, each Party shall bear any and all expenses that arise from their respective obligations under this Agreement.

8.09          Limitation on Damages. Each Party irrevocably waives, and no Party shall be entitled to seek or receive, consequential, special, indirect or incidental damages (including without limitation damages for loss of profits) or punitive damages, regardless of how such damages were caused and regardless of the theory of liability; provided that the foregoing shall not limit each Party’s indemnification obligations set forth in the Separation Agreement, this Agreement and the Ancillary Agreements.

8.10          Consent by Affiliates. Constellation shall cause each of its respective Affiliates (including any entity that becomes an Affiliate after the date hereof) to consent to, and be bound by, the terms, conditions, covenants, and provisions of this Agreement.

8.11          Coordination with Other Agreements. The Parties agree that this Agreement shall take precedence over any and all agreements among the Parties with respect to Tax matters that are in effect as of the date hereof, including indemnification in respect of Tax matters; provided, however, this Agreement shall not take precedence over any Tax matter relating to the payment or reimbursement of Taxes that exists now or in the future under any lease of property or power purchase agreement between Exelon and Constellation, or any of their respective Affiliates, as the case may be, and any such Taxes shall be governed exclusively by such leases or power purchase agreements without regard to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first written

EXELON CORPORATION

By:	/s/ Christopher Crane
	Name:	Christopher Crane
	Title:	President and Chief Executive Officer

Constellation Energy Corporation

By:	/s/ Joseph Dominguez
	Name:	Joseph Dominguez
	Title:	President and Chief Executive Officer

[Tax Matters Agreement]

Schedules to Tax Matters Agreement

Schedule A: Tax Sharing Agreement of Tax Credit Carryforwards